THERMWOOD CORPORATION


                         P. O. Box 436
                     Old Buffaloville Road
                      Dale, Indiana 47523

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Thursday, December 7, 2000 at 9:00 A.M. (Central Time)

To the Stockholders:

The Annual Meeting of Stockholders of Thermwood Corporation will be held at the Corporation's offices on Thursday, December
7, 2000 at 9:00 A.M., Central Time, for the following purposes:

1.To elect five (5) directors for the ensuing one-year term;

2.To act upon the ratification of the selection by the Board of Directors of KPMG LLP as independent auditors;

3.To transact any other business which properly may be brought before the meeting.

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on November 13, 2000 will be entitled to vote at the meeting.



                         By order of the Board of Directors,
                              Linda S. Susnjara
                              Secretary

Dale, Indiana
November 15, 2000
                           YOUR VOTE IS IMPORTANT
      You are urged to date, sign and promptly return the accompanying form of proxy, so that if you are unable to attend the meeting your shares may nevertheless be voted.

                        PROXY STATEMENT

The  enclosed  proxy is solicited by the Board of Directors  of
Thermwood  Corporation (the "Corporation" or  "Thermwood")  for
use   at  the  Annual  Meeting  of  Stockholders  (the  "Annual
Meeting") on December 7, 2000.

The  Corporation's principal executive office is located at Old
Buffaloville  Road, Dale, Indiana 47523.  The approximate  date
on   which  this  Proxy  Statement  is  first  being  sent   to
stockholders is November 15, 2000.

You may revoke this proxy at any time prior to its use by delivering a written notice to the Secretary of the Corporation, by executing a later-dated proxy or by attending the meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting in accordance with the specifications made by you thereon, or, in the absence of such specifications, for the election of directors nominated herein and to ratify the selection of KPMG LLP as independent auditors for the fiscal year ending July 31, 2001.

Holders of record of Shares of Common Stock, without par value per share ("Common Stock") of the Corporation at the close of business on November 13, 2000, will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. The Common Stock will be voted together as one class. On November 13, 2000, there were 985,045 outstanding shares of Common Stock of the Corporation. There are no other voting securities outstanding.

                     ELECTION OF DIRECTORS

At the annual meeting, five directors are to be elected to serve for a term of one year and until their successors shall have been elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Although it is expected that all candidates will be able to serve, if one or more is unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless it reduces the number of directors to be elected.
The table below presents information as of November 5, 2000 on the nominees for election as directors of the Corporation for a one-year term expiring in 2001:

                      Principal Occupation            Director       Other
     Name             Business Experience       Age    Since       Directorships
-------------------   --------------------      ---   --------   ---------------
Kenneth J.Susnjara      President and            52     1969    Automation
(1)                     Chairman of Board                       Associates, Inc.
                        since 1971

Linda S. Susnjara       President of             50     1986    Automation
(l)                     Associates, Inc.                        Associates, Inc.
                        since 1985

Peter N. Lalos          Engaged in the           65     1989
                        private practice of
                        law since 1961 and
                        senior partner,
                        Lalos & Keegan

Edgar Mulzer            Chairman of the          81     1974
                        Board of Lincolnland
                        Bank (Retired)

Lee Ray Olinger         Chairman of the          72     1989
                        Board of First Bank
                        of Huntingburg (retired)

(1) Linda S. Susnjara and Kenneth J. Susnjara are husband and wife.

Information on the executive officers of the Company is contained in the following table:

     Name             Principal Occupation         Executive
                      Business Experience     Age  Officer   Prior Position(s)
                                                   Since
-------------------   ---------------------   ---  --------- -----------------
Michael P. Hardesty    Vice President of      46   1980    Project Engineer,
                       Engineering since 1988              Project Manager,
                                                           Vice President
                                                           of Machining
                                                           Products since
                                                           1975

Rebecca F. Fuller      Treasurer since 1993   50   1993    Controller;
Fuller                                                     Accounting
                                                           Manager since 1981

David J.Hildenbrand    Vice President of      43   1988    Sales Manager;1988
                       Sales since 1988                    Manager since 1977

Donald L. Ubelhor      Vice-President of      43   1993    Production Manager
                       Manufacturing                       since 1993

Richard Kasten         Vice President of      48   1993    Applications
                       Technical Services                  Manager since 1990
                       since 1993

Clifton Crawford       Vice-president of      51   2000    Technical Services,
Crawford               Thermwood.com                       Marketing Manager
                                                           since 1976


        OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

During 2000 the Board of Directors held 4 meetings and each incumbent director attended at least 75% of the aggregate of all Board of Directors' meetings and all meetings of committees of the Board of Directors that he or she served on.

All directors hold office until the next Annual Meeting of shareholders of Thermwood or until their successors shall have been elected and qualified. Directors receive compensation in the amount of $1,000 plus $100 for each $100,000 in profit for the previous quarter for attending each directors' meeting, and are reimbursed for all related expenses.

The  Audit  Committee,  consisting of Lee  Ray  Olinger,  Edgar
Mulzer  and  Peter  N.  Lalos,  met  once  during  2000.   This
committee's function is to review the scope of the Corporation's audit and generally to supervise the financial affairs of Thermwood.

The Nominating Committee, consisting of Mr. Olinger, Mr. Mulzer and Mr. Lalos, met once in 2000. The Nominating Committee reviews officer performance and corporate needs and proposes to the Board of Directors certain directions and changes in titles, positions and responsibilities. The Nominating Committee does not formally consider nominations by shareholders.

The Stock Option Committee, consisting of Mr. Olinger, Mr. Mulzer and Mr. Lalos, met once in 2000. This committee makes awards to Thermwood employees of stock options under its incentive stock option plan and non-qualified stock option plan.

The Compensation Committee, consisting of Mr. Olinger, Mr. Mulzer and Mr. Lalos met once during 2000. The Compensation Committee reviews salaries and other compensation paid to the Corporation's officers and makes recommendations to the Board of Directors regarding such items.

It is expected that Mr. Olinger, Mr. Mulzer and Mr. Lalos will be reappointed to the foregoing committees.


                     EXECUTIVE COMPENSATION

The following table sets forth the annual remuneration paid during the fiscal years ended July 31, 2000, 1999 and 1998 to the Chief Executive Officer and to each of the executive officers of the Company whose total fiscal remuneration exceeded $100,000.

                  Summary Compensation Table
                                           Annual compensation

                                                                Other
Name and principal position    Year    Salary     Bonus         annual
                                                             compensation
                                                              (1)
Kenneth J. Susnjara,           2000    $108,000  $105,423        $---
  Chairman of the Board,       1999     108,000   130,814       3,500
  President and director       1998     108,000   146,664       6,400

Michael  Hardesty,             2000      48,000    73,796         ---
  Vice-president Engineering   1999      48,000    91,574         ---
                               1998      48,000   100,565         ---

David Hildenbrand,             2000      45,000    70,659         ---
  Vice-president Sales         1999      45,000    70,518         ---
                               1998      45,000   122,239         ---

Rebecca Fuller,                2000      44,583    63,254         ---
   Treasurer                   1999      40,000    78,491         ---
                               1998      40,000    86,199         ---

Clifton Crawford,              2000      41,250    63,254
Vice-president Thermwood.com


(1) Other annual compensation represents directors' fees paid to Mr. Susnjara.

  Stock options for an additional 4,000 shares were issued to an officer under the Qualified Stock Option Plan in fiscal 1998 at prices in excess of then current market prices. At July 31,
2000,   the exercise prices of some of the unexercised  options
were  less  than  the  market price of our  Common  Stock.   On
September 6, 1994, registration statements on Form S-8 were filed with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the registration of shares of our Common Stock under our Employee Incentive Stock Option Plan and Non-Qualified Stock Option Plan.

In  1985 the Board of Directors appointed Mr. Susnjara  to  the
position  of  President and Chief Executive Officer.   In  this
position, he is to receive a bonus based on our pre-tax profits
as set forth below.   See "-Profit Sharing Plan" below.

Certain other officers may be entitled to participate in our profit sharing plan. See "-Profit Sharing Plan" below.
Profit Sharing Plan.

In 1985, we instituted a management profit sharing plan. This plan was continued in an amended form for fiscal year 1999. Covered under the plan are the Chairman, the President, Vice President of Engineering, Vice President of Sales, Vice President of Technical Services, Vice President of Manufacturing, the Treasurer and various departmental managers.

Under the plan, the Chairman is entitled to 5% of corporate operating income. The Vice President of Sales and Vice President of Technical Services each are entitled to 5% of the divisional operating income. The Vice President of Thermwood.Com and the Treasurer are each entitled to receive 3%, of the Corporate operating income. The Vice President of Manufacturing is entitled to receive 2% of the Corporate Operating income. Any divisional losses are to be subtracted from these amounts so that the total bonus paid does not exceed 25% of operating income.

Department managers are entitled to various bonuses based upon productivity of their departments. Payments due under the plan accrue for each six-month period and are thereafter paid in six monthly installments. Vesting of rights under the plan requires eligible participants to be continually employed through the payment dates. Divisional losses of a fiscal year must be recouped in the succeeding year, or years, in order to be eligible for profit sharing earnings in the succeeding year(s).

Incentive Stock Option Plan.

Under our Employee Incentive Stock Option Qualified Plan, options to purchase a maximum of 80,000 shares of our Common Stock may be granted to officers and other key employees. Options granted under the Qualified Plan are intended to qualify as incentive stock options as defined in Section 422A of the Internal Revenue Code.

The Qualified Plan is administered by the Board of Directors and a Committee currently consisting of three members of the Board who determine which persons are to receive options, the number of shares that may be purchased under each option and the exercise prices. In the event an optionee voluntarily terminates his employment with us, he has the right to exercise his accrued options within five days prior to such termination. However, we may redeem any accrued options held by each optionee by paying him the difference between the option price and the then fair market value. If an optionee's employment is involuntarily terminated, other than because of death, he also has the right to exercise his accrued options within 30 days of termination. Upon death, his estate or heirs have one year to exercise his accrued options. The maximum term of any option is ten years and the option price per share may not be less than the fair market value of our shares on the date the option is granted. However, options granted to persons owning more than 10% of our voting shares may not have a term in excess of five years and the option price per share may not be less than 110% of fair market value at the date the option is granted.

The aggregate fair market value of the shares of Common Stock, determined at the time the options are granted, with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year, under all such plans, shall not exceed $100,000. Options must be granted within ten years from the effective date of this Qualified Plan.

Options granted under the Qualified Plan are not transferable other than by will or the laws of descent and distribution. Options granted under the Qualified Plan are protected by anti-dilution provisions increasing the number of shares issuable thereunder and reducing the exercise price of such options, under certain conditions. The life term of the Qualified Plan extends to December 3, 2000, or on such earlier date as the Board of Directors may determine. Any option outstanding at the termination date will remain outstanding at the termination date until it expires or is exercised in full, whichever occurs first.

Between  December  1991  and  July 2000,  we  granted  ten-year options to acquire 71,600 shares of our Common Stock at exercise prices ranging from $5.00 to $10.66 under the Qualified Plan to 21 of our employees. All of these options are exercisable as of the date hereof.

Non-qualified Stock Option Plan.

Under our Non-qualified Stock Option Plan, options to purchase a maximum of 70,000 shares of our Common Stock may be granted to officers, directors, and other key employees.

The  Non-qualified  Stock Option Plan is  administered  by  the
Board of Directors and a committee of three members of the Board which determines which persons are to receive such options, the number of shares that may be purchased under the options, the exercise prices, the time and manner of exercise and other related matters.

In the event an optionee voluntarily terminates his employment or tenure with our consent or his employment or tenure is terminated by us without cause, he generally has the right to exercise his accrued options within 30 days after such termination unless the Committee elects other time periods. In all other cases of termination of the optionee's employment or tenure other than death, said options shall cease immediately. Upon death, his estate or heirs have one year to exercise his accrued options.

The Committee may grant an optionee the right to surrender all or a portion of his accrued options to us and receive from it the difference between the option price and the then fair market value. Options become exercisable in 25% installments each year beginning in the second year through the fifth year. Options are generally not transferable and are conditioned upon the optionee remaining in our employ for at least one year from the date of their grant. Under the Non-qualified Plan, no option may be granted after January 1, 2005 and the exercise price of such options may not be less than the then fair market value. It is within the Committee's discretion to grant anti-dilution provisions to each optionee. Under current federal income tax law, an employee, officer or director who is granted an option will not have any income upon the grant of an option and we will not be entitled to any deduction at that time. When an optionee exercises his option, ordinary income will be realized by him, measured by the excess of the fair market value of the shares over the price paid for the shares. We will be entitled to a deduction equal to the amount of income realized by the holder of the option. If the optionee surrenders all or part of his option for a cash or Common Stock payment, he will realize ordinary income in the amount of cash or fair market value of stock received. We will be entitled to a deduction equal to the amount of income realized by the optionee.

As of July 31, 2000, options to acquire 40,000 shares of our Common Stock at an average exercisable price of $6.72 per share had been granted under the Non-qualified Plan to four of our directors and officers. Currently all of these options are exercisable.

Other options.

There are options to purchase an additional 120,000 shares held by our President. These options extend through October 18, 2005 and permit the purchase of 60,000 shares at $15.00 per share and 60,000 shares at $30.00 per share.

Section 401(k) Plan

We adopted a tax-qualified cash savings plan called the "401(k) Plan," which became effective in October 1989. This Plan covers all employees who have completed 12 months of continuous service prior to a plan entry date. Pursuant to the 401(k) Plan, eligible employees may make salary deferral, before tax, contributions of up to 15% of their total compensation per plan year up to a specified maximum contribution as determined by the Internal Revenue Service. We also make a matching contribution of 25% of employees' contributions up to 5% of their annual salaries and an additional match of 10% of their contributions between 6% and 8% of employees' salaries.

The 401(k) Plan also includes provisions that authorize us to make discretionary contributions. Such contributions, if made, are allocated among all eligible employees as determined under the 401(k) Plan. The trustee under the 401(k) Plan is Merrill Lynch of Evansville, Indiana. It invests the assets of each participant's account in funds at the direction of such participant.





               OWNERSHIP OF EQUITY SECURITIES OF
           CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management:

The following table sets forth certain information regarding our Common Stock ownership, including shares issuable upon conversion of outstanding debentures and upon exercise of options owned as of July 31, 2000 by

(a) each person known by us to own beneficially more than 5% of our outstanding Common Stock,

(b) each director, and

(c) all officers and directors as a group:

                                           Shares Owned
                                            Including
                                              Those
                               Percentage   Underlying    Percentage of
Names and Addresses     Shares    of Total   Exercisable        Total
of       Beneficial    Owned at  Outstandin  Options and     Outstanding
Owners                 July 31,   g Shares   Convertible    Shares Owned
                         2000       Owned     Securities

Kenneth J. Susnjara(1)
and Linda Susnjara     261,420(2)      26.54       411,420           34.29

Edgar Mulzer
401 10th Street
Tell  City, Indiana    208,052(3)      21.12       218,052           18.18
47586

Peter N. Lalos
14312 Darnstown Road
Gaithersburg,              8,000        0.81        22,000            1.83
Maryland 20878

Lee Ray Olinger
707 Orchard Road
Huntingburg, IN             ---         ---           ---             ---
47542

All Officers and
 directors as a          481,002       48.83       676,002           56.35
 group (9 persons)

(1) The address of these shareholders is care of Thermwood, Old Buffaloville Road, P.O. Box 436, Dale, Indiana 47523.

(2) These shares are owned jointly by Mr. and Mrs. Susnjara who are husband and wife. Accordingly, each may be deemed to be a beneficial owner of the securities owned by the other.

(3) Mr. Mulzer has given us an option to purchase all of these shares during the two-year period commencing on January 1, 2002. Please read the information under the heading "Certain Relationships and Related Transactions" for an illustration of how exercise of that option would affect ownership and control of Thermwood.

        Certain Relationships and Related Transactions:

Transactions With Edgar Mulzer

On February 4, 1999, Edgar Mulzer, a director and major shareholder who is not active in our management, gave us an option to purchase his shares at a price of $15.00 per share. We can exercise this option at any time after January 1, 2002 and before January 1, 2004. We paid Mr. Mulzer $5,000 for this option. We have secured this option to further our plans to assure that control of Thermwood remains with Kenneth and Linda Susnjara.

Transactions with Mr. & Mrs. Susnjara

Mr. and Mrs. Susnjara are the owners of Automation Associates Incorporated, a dealer of our machine products. The agreement between Automation Associates and us contains the same terms and conditions as with our other dealers. We sold no products to Automation Associates during fiscal 2000, but paid Automation Associates $697,901 in commissions during the year for assisting in effecting sales of approximately $3,500,000. This amount represents approximately 16% of our gross sales for fiscal 2000. Automation Associates also leases space from us at what we believe is a fair market rate. Rental payments were $2,400 during fiscal years 2000 and 1999.

Transactions with Peter Lalos

Lalos  &  Keegan, a law firm in which Mr. Lalos is  the  senior partner,  accrued fees of $204,000, $183,000, and $95,000,  for
the  fiscal  years  2000,  1999, and 1998,  respectively.   All
outstanding balances have been paid subsequently.

We believe that the terms of the transactions between our affiliated parties and us as described in this section are as fair as those that we would have obtained if these transactions had been effected with independent third parties. Each transaction was approved by a majority of the disinterested directors. In the future, all such transactions will continue to be approved by a majority of the disinterested directors.



Recent Stock Transactions by Affiliates

Mr.  and Mrs. Susnjara converted debentures into 10,000  shares
of  Common  Stock  on  September 2, 1998.   This  is  the  only
transaction in our shares effected by affiliates in fiscal 1999 and 2000.

To our knowledge, neither we nor any of our affiliates, directors or executive officers have purchased or sold any Common Stock in the last sixty days.

Fairness of Transactions with Affiliated Parties:

Management believes that the terms of the transactions between us and our affiliated parties as described in this section are as fair as those which we would have obtained if these transactions had been effected with independent third parties. Each transaction was approved by a majority of the disinterested directors. In the future, all such transactions will continue to be approved by a majority of the disinterested directors.

       RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Based upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of KPMG LLP as the independent auditors of the Corporation for the fiscal year ending July 31, 2001. KPMG LLP has acted for the Corporation in such capacity since August 1993. The Board proposes that the stockholders ratify such selection at the Annual Meeting.

If the stockholders do not ratify the selection of KPMG LLP by the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal, the selection of independent auditors will be reconsidered by the Board of Directors.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

To our knowledge, based solely on a review of such materials as are required by the Securities and Exchange Commission, no officer, director or beneficial holder of more than ten percent of our issued and outstanding shares of Common Stock failed to timely file with the Securities and Exchange Commission any form or report required to be so filed pursuant to Section 16
(a) of the Securities Exchange Act of 1934 during the fiscal year ended July 31, 2000.






                         OTHER MATTERS

The Board of Directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

The cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by us. Solicitation will be made by mail. Such costs are estimated to be less than $10,000. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses.

Proposals which stockholders wish to include in our proxy materials relating to the 2001 Annual Meeting of Stockholders must be received by us no later than September 15, 2001.

It   is   important   that   proxies  be   returned   promptly.
Stockholders are urged to sign and date the enclosed proxy and return it promptly in the accompanying envelope.





                         By order of the Board of Directors,



                         Linda S. Susnjara

Secretary
Dale, Indiana
November 15, 2000